Exhibit 4.8


                                  -------------

                              THE TIREX CORPORATION

                                  -------------


                              CONSULTING AGREEMENT



                                 By and Between


         --------------------------------------------------------------

         The Tirex Corporation                     William T. Whalen
         3828 St. Patrick Street        and        2 Rockwood Avenue
         Montreal, Quebec                          Massapequa, New York
         Canada H4E 1A4                            USA            11758
         --------------------------------------------------------------




         Whereas, the Consultant is willing to provide his services to the Corporation for the said period under the terms and conditions hereinafter provided; and

         Whereas, the Corporation wishes to assure itself of the services of the Consultant as provided for in Article 3 of this Agreement for the period provided stipulated in Article 2 following:

         Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.       Definitions

         1.1 Termination For Cause shall mean termination by the Corporation of the Consultant's engagement by the Corporation by reason of the Consultant's wilful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation or by reason of the Consultant's wilful material breach of this Agreement which has resulted in material injury to the Corporation. For purposes of this paragraph, no act or failure to act on the Consultant's part shall be considered "wilful" or "deliberate" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Consultant shall not be deemed to have been terminated for Cause without (in written notice to the Consultant setting forth the reasons for the Corporation's intention to terminate for Cause, (ii) an opportunity on not less than twenty (20) days written notice from the Corporation to the Consultant for the Consultant, together with his counsel, to be heard before the full Board of Directors of the Corporation, and (iii) delivery to the Consultant of a Notice of Termination as defined in Paragraph 7.8 hereof from the Board of Directors finding that, following such hearing before the Board, in the good faith opinion of such Board, the Consultant was guilty of conduct set forth above and specifying the particulars thereof in detail.

Tirex Corporation - William T. Whalen
Consulting Agreement


         1.2 Termination for "Good Reason" shall mean termination by the Consultant of the Consultant's engagement by the Corporation because of: (i) a "Change in Control", as defined in Paragraph
                  2.1 above, (ii) a failure by the Corporation to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such non-compliance has been given by the Consultant to the Company, (iii) the determination by the Consultant that because of changes in the composition or policies of the Board of Directors of the Corporation, or of other events or occurrences of material effect, that the Consultant can no longer properly and effectively discharge his responsibilities under this Agreement after giving the Corporation not less than thirty
                  (30) days prior written notice of the effective date of such termination, or (iv) any purported termination of the Consultant's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph
                  7.8 hereof (and for purposes of this Agreement no such purported termination shall be effective).

         1.3 Termination Other Than For Cause shall mean termination by the Corporation of the Consultant's engagement by the Corporation (other than in a Termination for Cause) and shall include "Constructive Termination", as that term is defined in Paragraph 1.6.

         1.4 Termination Upon a Change in Control shall mean a termination by the Corporation of the Consultant's engagement with the Corporation within 120 days following a Change in Control, as that term is defined in Paragraph.1.

         1.5 Voluntary Termination shall mean termination by the Consultant of the Consultant's engagement by the Corporation other than
                  (i) Constructive Termination, (ii) Termination upon a Change in Control, (iii) Termination for Good Reason, and (iv) termination by reason of the Consultant's death or disability as described in Paragraphs 7.3 and 7.4.

         1.6 Constructive Termination shall mean termination by the Corporation of the Consultant's employment by reason of material breach of this Agreement by the Corporation, such "Constructive Termination" to be effective upon thirty (30) days written notice thereof from the Consultant to the Corporation.

         1.7 Change in Control shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d) (3) of the Securities Exchange Act of 1934 ("Exchange Act") have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "continuing Directors", as that term is defined in Paragraph 2.3, approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's Board of Directors are not "Continuing Directors".

2.       Engagement

         The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation as a consultant in connection with the operation of certain aspects of the business and affairs of the Corporation, for the three-month which commenced as of the Effective Date and will end on November 30, 2001. The period during which Consultant will serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such.

Tirex Corporation - William T. Whalen
Consulting Agreement


3.       Consulting Services

         The activities which the Consultant will undertake and the services which the Consultant will render from the Effective Date will, without limitation, the following:

         3.1 The Consultant will become knowledgeable with all facets of the Corporation , its products, services, management and capital structure such that the Consultant will be able to best assist the Corporation.

         3.2 The Consultant will assist the Corporation in the preparation of Investor, Broker and Investment Banker Materials to present Tirex in the best light to the aforementioned groups.

         3.3 The Consultant will expose the Corporation to Brokers throughout the USA to generally enhance the Corporation's name within the Brokerage community.

         3.4 The Consultant will introduce the Corporation to select market-makers who can be of assistance in the marketplace and be supportive of the combined efforts of the Consultant and of the Corporation.

         3.5 The Consultant will make appropriate introductions to certain Investment Banking Firms and other funding sources to assist the Corporation in raising funds to meet its goals.

         3.6 The Consult will present the Corporation and arrange interviews with Management for various media (i.e. Monthly National Radio Broadcasts) to broaden the recognition of the Corporation in designated areas. The Consultant will assist in raising the funds to pay for the media.

         3.7 The Consultant will arrange for Tirex to be a presenter at the NIBA (National Investment Bankers Association) show in February 2002. Consultant warrants that he has presented several companies at these meetings and that all will have received both market support and funding sources as a result. The cost is approximately US$10,000. The Consultant will assist the Corporation in raising the necessary funds.

         3.8 The Consultant will provide such other assistance as is within his sphere of competence at the request of Management, which assistance could include, without limitation, the handling of stockholder inquiries and responding to and assisting in the preparation of SEC filings, as needed.

         All such services are to be performed only upon the authorization from President of the Corporation. The Consultant shall have the sole discretion as to the form, manner and place in which the said consulting services shall be rendered. The Consultant shall, by this agreement, be prevented and barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever, for or on behalf of persons, firms or corporations, other than the Corporation, in the same business as, or which are in competition with the Corporation.

4.       Compensation

         4.1 The "Benchmark Price" shall be defined as the average of the closing bid and ask on the first or last trading day preceding the start or end of each thirty days period of the Agreement, to be specified in each case.

         4.2 For the first thirty-day period of the Agreement, the Corporation will issue to the Consultant 175,000 shares of the Corporation.

Tirex Corporation - William T. Whalen
Consulting Agreement


         4.3 For the second and third thirty-day periods, the Corporation will issue to the Consultant such number of shares as will be derived by multiplying 175,000 by the fraction derived using the Benchmark Price at the beginning of the thirty-day period as the numerator and the Benchmark Price at the end of the thirty-day period as the denominator. The calculated number of shares shall be designated the "Base Issuable Shares".

         4.4 Where the Benchmark Price at the end of a thirty-day period is greater than the Benchmark Price at the beginning of the same thirty-day period, the Consultant will be entitled to receive additional shares, hereinafter called "Bonus Shares".

         4.5 The number of bonus shares attributable to the Consultant shall be calculated according to the following formula:

                  4.5.1 For each ten percentage point increase in the Benchmark Price at the end of the thirty-day period relative to the Benchmark Price at the beginning of the thirty-day period, the Consultant shall be entitled to receive two (2) percentage points of additional shares multiplied by the Base Issuable Shares.

5.       Confidentiality

         5.1 The Consultant agrees that all confidential and proprietary information relating to the business of the Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

         5.2 The Consultant acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Corporation. The information includes customer lists, technology designs, plans and information, marketing plans, pricing data, product plans, software, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Consultant agrees to make use of such information only in the performance of his duties under this Agreement to maintain such information in confidence and to disclose the information only to persons with a need to know.

6.       Compliance with Securities Regulations

         6.1 The Consultant warrants that he is familiar with those Securities Laws and Regulations in force in the United States of America with regard to securities transactions in general, and respecting the use or disclosure of confidential information of a publicly traded company to individuals or companies prior to such information's becoming available to the general public.

         6.2 The Consultant expressly covenants that he will not knowingly contravene any Securities Law or Regulation in force in the United States of America in the course of providing consulting services to the Corporation.

7.       Termination

         7.1      Termination For Cause.

                  Termination For Cause may be effected by the Corporation in accordance with the procedures set forth in Paragraph 1.1 at

Tirex Corporation - William T. Whalen
Consulting Agreement


                  any time during the term of this Agreement and shall be effected by written notification to the Consultant in accordance with Paragraph 7.8 below and payment of any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination, but the Consultant shall not be paid any other compensation or reimbursement of any kind.

         7.2      Termination For Good Reason.

                  Notwithstanding anything else in this Agreement, the Consultant may effect a Termination for Good Reason at any time upon giving written notice to the Corporation of such termination in accordance with the provisions of Paragraph 7.8 hereof. Upon the effectiveness of any Termination for Good Reason, the Consultant shall promptly be paid all accrued remuneration and bonus compensation to the extent earned, and any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination.

         7.3      Termination by Reason of Disability.

                  If, during the term of this Agreement, the Consultant fails to perform his duties under this Agreement on account of illness of physical or mental incapacity, and such illness or incapacity continues for a period of more than one month, the Corporation shall have the right to terminate the Consultant's contract hereunder by written notification to the Consultant and payment to the Consultant of all accrued remuneration and bonus compensation to the extent earned, and any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination, but the Consultant shall not be paid any other compensation or reimbursement of any kind.

          7.4     Death.

                  In the event of the Consultant's death during the term of this Agreement, the Consultant's contract shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Consultant may, from time to time, designate all accrued remuneration and bonus compensation to the extent earned, and any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination, but the Consultant's estate shall not be paid any other compensation or reimbursement of any kind.

         7.5      Voluntary Termination.

                  In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued remuneration and bonus compensation to the extent earned, and any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

         7.6      Termination Upon a Change in Control

                  In the event of a Termination Upon the effectiveness of a Change in Control, the Consultant shall immediately be paid all accrued remuneration and bonus compensation to the extent earned, and any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination.

         7.7      Constructive Termination

                  The Consultant may give notice to the Corporation that the Corporation has effected a Constructive Termination of the Consultant's employment by reason of the Corporation's material breach of this Agreement, by written notification to the Corporation in accordance with Paragraph 7.8 below. Upon the effectiveness of any Constructive Termination, the Consultant shall immediately be paid all accrued remuneration and bonus compensation to the extent earned, and any

Tirex Corporation - William T. Whalen
Consulting Agreement


                  appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination.

         7.8      Notice of Termination

                  The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty
                  (30) days written notice to the Consultant of such termination. The Consultant may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days written notice to the Corporation of such termination.

8.       Assignment

         This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business; provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligations of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall obtain between such assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement is personal to the Consultant and shall not be assigned without written consent of the Corporation.

9.       Notices

         Any notices permitted or required under this Agreement shall be delivered by hand, certified mail, or recognised overnight courier, in all cases with written proof or receipt required, addressed to the parties as set forth below and shall be deemed given upon receipt :

         -----------------------------------------------------------------------
         The Tirex Corporation 3828 St.          William T. Whalen
         Patrick Street                          2 Rockwood Avenue
         Montreal, Quebec                        Massapequa, New York
         Canada          H4E 1A4                 USA        11758
         -----------------------------------------------------------------------

10.      Law Governing

         This Agreement shall be governed by and subject to the laws of the Province of Quebec.

11.      General

         11.1     Titles and Captions

                  All sections, titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         11.2     Entire Agreement

                  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Tirex Corporation - William T. Whalen
Consulting Agreement


         11.3     Agreement Binding

                  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         11.4     Computation of Time

                  In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday in either Canada or in the USA, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday in Canada or in the USA, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday in Canada or in the USA.

         11.5     Pronouns and Plurals

                  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

         11.6     Further Action

                  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

         11.7     Parties in Interest

                  Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         11.8     Savings Clause

                  If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         11.9     Language of the Agreement

                  The parties have agreed that the present document be written in English. Les parties conviennent que le present document soit redige en anglais.

Tirex Corporation - William T. Whalen
Consulting Agreement


         In Witness Whereof, the parties hereto have executed the above Agreement this 20th day of September, 2001


         For:                                    For:
         THE TIREX CORPORATION                   William T. Whalen



         /s/ JOHN L. THRESHIE, JR.               /s/ WILLIAM T. WHALEN
         ------------------------------          ------------------------------
         John L. Threshie Jr., President/CEO     William T. Whalen, Consultant